SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☑

Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BIOCANCELL THERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.

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On December 6, 2011, BioCancell Therapeutics Inc. (the "Company") filed with the Securities and Exchange Commission a Definitive Proxy Statement (the "Proxy Statement") providing that a Special General Meeting of Stockholders of the Company will be held on January 11, 2012 (the “Meeting”). The agenda of the Meeting includes, among others, the approval of the renewal of the employment agreement of Professor Abraham Hochberg as of December 1, 2011 (the "Employment Agreement"). The Proxy Statement provided, under "Proposal 1 - Approval of Renewal of Employment Agreement of Professor Abraham Hochberg as of December 1, 2011", that the Company's audit committee and the board of directors considered the Employment Agreement and approved a further extension of that agreement until ended by the Company or by Professor Hochberg.

On January 2, 2012, following a request by the Israel Securities Authority ("ISA"), the Company filed a report with the ISA and Tel Aviv Stock Exchange Ltd., providing that the term of the agreement will be three years from the date of the shareholders' approval of the renewal of the Employment Agreement (the "Term"). The agreement can be terminated prior to the end of the Term, by the Company or by Professor Hochberg.

There are no additional changes relating to the proposals on the agenda of the Meeting, or in the information described in the Proxy Statement. The Meeting will be held at the time and place as provided in the Proxy Statement.